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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 of 15(d) of the Securities
                              Exchange Act of 1934

                        Date of Report: December 30, 2000
                        (Date of earliest event reported)

                           UNITY WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                                   9995                       91-1940650
(State or jurisdiction of (Primary Standard Industrial (I.R.S. Employee incorporation or organization) Classification Code Number) Identification No.)

               10900 NE 4th Street, Suite 2300, Bellevue, WA 98004 (Address of principal executive offices, including zip code)

                                 (800) 337-6642
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

Effective December 30, 2000, Unity Wireless Integration Corporation ("UWIC"), a wholly owned subsidiary of Unity Wireless Corporation ("Unity"), disposed of all of its assets and obligations, including its shareholding interest in Unity Wireless Integration (S) Pte Ltd., a Singapore company ("UW Singapore"). The disposition was effected pursuant to an Asset Purchase Agreement, dated for reference December 30, 2000 (the "Asset Purchase Agreement"), among UWIC as vendor and Lyma Sales & Management Corp., a British Columbia, Canada company ("Lyma") as purchaser. Unity was also a party to the Asset Purchase Agreement.

Under the terms of the Asset Purchase Agreement, UWIC sold all its assets in return for Cdn.$92,000 (US$61,500), payable within one year of closing, in equal semi-annual instalments of Cdn.$46,000 (US$30,730), plus interest on the unpaid balance at a rate equal to the prime rate of HSBC Canada per annum. Also in consideration of the purchase of assets, Lyma agreed to repay a Cdn.$54,000 (US$37,100) demand loan within ten business days of closing. The loan has been repaid as agreed.

The disposition price was arrived at through arm's length negotiations and management's determination that the purchase price of Cdn.$92,000 (US$61,500) represented a fair disposition price for the included assets.

There is no material relationship between Lyma and Unity or any of its affiliates. Lyma is wholly owned by Siavash Vojdani. Before the disposition reported on herein, however, Mr. Vojdani was a director of the Company and also the employee of the Company responsible for management of the operations of UWIC and its wholly owned subsidiary UW Singapore. Mr. Vojdani resigned as a director of the Company effective December 29, 2000; Mr. Vojdani's employment with the Company was terminated effective December 30, 2000.

The foregoing is only a summary of the transaction and is qualified in its entirety by the terms of the agreements referenced in the summary and attached as exhibits.


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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(b)  Pro forma financial information (showing the effects of the disposition)

     Pro forma financial information will be filed by March 16, 2001.

(c)  Exhibits

2.1 Asset Purchase Agreement, dated for reference December 30, 2000, among Unity Wireless Integration Corporation as vendor, Lyma Sales & Management Corp. as purchaser and Unity Wireless Corporation.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY WIRELESS CORPORATION


/s/ Roland Sartorius
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(Signature)

Roland Sartorius
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(Name)

Secretary
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(Position)

January 15, 2001
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(Date)